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                                                                      Exhibit 12


                              [Dechert Letterhead]

March 31, 2005

Board of Directors
FMI Winslow Growth Fund
FMI Mutual Funds, Inc.
100 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Board of Trustees
MainStay Large Cap Growth Fund
The MainStay Funds
51 Madison Avenue
New york, NY 10010



Dear Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences to FMI Winslow Growth Fund ("Target"), a separate series of FMI Mutual Funds, Inc., a Wisconsin corporation ("Company"), to the holders of the shares of common stock (the "shares") of Target ("Target Shareholders"), and to MainStay Large Cap Growth Fund ("Acquiring Fund"), a separate series of The MainStay Funds, a Massachusetts business trust ("Acquiring Trust"), in connection with the proposed transfer of substantially all of the assets of Target to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares") and assumption of all of Target's liabilities followed by the distribution of such Acquiring Fund Shares received by Target in compete liquidation and termination of Target (the "Reorganization") described in the Agreement and Plan of Reorganization dated as of March 29, 2005 (the "Plan") approved by and executed by Company on behalf of Target and by Acquiring Trust on behalf of Acquiring Fund, you may rely upon the following representations as to the Reorganization.

          For purposes of this opinion, we have examined and relied upon (1) the Plan and the related Proxy Statement filed with the Securities and Exchange Commission, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Acquiring Trust on behalf of Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Company on behalf of Target, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.
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Board of Directors & Board of Trustees
March 31, 2005
Page 2


          This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations (the "Regulations"), judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and Proxy Statement referred to above.

Based upon the foregoing, it is our opinion that, with respect to the
Reorganization:

1. The acquisition by Acquiring Fund of substantially all of the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities, followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities, except that we do not express any opinion as to whether Target will be required to recognize gain or loss on the transfer to Acquiring Fund of any contracts described in section 1256(b) of the Code. Target will not recognize gain or loss upon the distribution in liquidation to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization.

3. The aggregate adjusted basis to Acquiring Fund of the assets of Target received by Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the Reorganization exchange.

4. Acquiring Fund's holding periods with respect to the assets of Target that Acquiring Fund acquires in the Reorganization will include the respective periods for which those assets were held by Target.

5. Acquiring Fund will recognize no gain or loss upon receiving the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target Fund's liabilities.

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the Reorganization will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.
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Board of Directors & Board of Trustees
March 31, 2005
Page 3


8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the Reorganization will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

9. The Acquiring Fund will succeed to, and take into account (subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Regulations thereunder) the items of Target described in section 381(c) of the Code.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,



Dechert LLP